Nevada Sunrise, LLC
6121 Lakeside Drive, Suite 260, Reno, Nevada 89511
Phone/Fax: (530) 878-8960

Letter Agreement

December 8, 2003

Pan American Gold Corporation
Suite 1880, 1055 West Georgia Street
Vancouver, BC V6E 3B3
CANADA

Attention: Mr. J. Graham Douglas, President

Dear Mr. Douglas:

Following are the key points of agreement necessary for the implementation of a Joint Venture (JV) between our companies on the Kinsley Mountain Property (The Property).

Property Description

The Property is located in Elko County, Nevada. It is comprised of approximately 125 claims covering approximately 2,600 acres over the known mineralization in the area. The claims are situated in the following Township, Range and Sections of the Mount Diablo Base & Meridian (MDB&M):

Township	Range	Sections
27 North	67 East	36
27 North	68 East	31 & 32
26 North	67 East	01, 12 & 13
26 North	68 East	05, 06, 07 & 08

Overview

1. All monetary amounts in this agreement are denominated in US Dollars.

2. Nevada Sunrise, LLC (Nevada) will grant Pan American Gold Corporation (Pan American) an option to earn a 60% ownership interest in The Property by complying with the various terms and conditions outlined in this Agreement.

3. All option payments will be made to Nevada on or before their due dates. There is no grace period. However, Nevada must notify Pan American by Federal Express letter (or equivalent means) of any pending payments between 30 and 60 days prior to the due date of said payment Should Nevada fail to provide said notification in a timely manner, a 30-day grace period will automatically be triggered. Failure to make payment on or before the mandatory date under this formula (whether or not a grace period has been triggered) may result in forfeiture of all Pan American's rights to and interests in The Property at Nevada's sole discretion.

4. All fees due to the Bureau of Land Management (BLM) for the maintenance of claims will be made by Pan American on or before August 1 of each year this agreement is in force. Payments due to BLM are not subject to any grace period. Should BLM make any changes in its procedures for maintaining mining claims, required payments will be made at least 30 days prior to any deadlines.

5. All fees due to Elko County for the maintenance of claims will be made by Pan American on or before October 1 of each year this agreement is in force. Payments due to Elko County are not subject to any grace period.

6. Prior to commencement of any work by Pan American on The Property, Pan American will acquire a $2,000,000 liability insurance policy naming Nevada as primary beneficiary. Pan American will also hold Nevada harmless for any damages or injuries incurred due to Pan American's work on The Property. This is valid even if it is determined that dangerous conditions contributing to said damages and/or injuries pre-dated this agreement.

7. Pan American will cover the cost of construction for the installation of a safety gate across the main entrance to The Property in accordance with BLM's specifications. Nevada is responsible for the necessary permits and design approvals of this gate and for overseeing its proper installation. This gate will allow all existing roads on the property to remain open for maximum access to the property.

8. Pan American will comply with all the environmental and mining laws of The United States of America, The State of Nevada and of Elko County.

9. Pan American will post all required bonds prior to commencement of any work on The Property in a manner compliant with the regulating authority requiring said bond.

10. Pan American will apply for and receive any and all permits necessary for the exploration, development and mining of The Property prior to commencing any activity requiring a permit.

11. Pan American will keep The Property free of all liens and encumbrances.

Terms and Conditions

1. Annual Option Payments (pre-payments against future royalties):

a. Upon signing: $50,000

b. Upon receipt of Title Report: $50,000

c. First Anniversary: $150,000

d. Second Anniversary: $200,000

e. Third Anniversary: $250,000

f. Each Anniversary thereafter: Payments increase by $50,000 per year.

2. There is no work commitment defined on The Property. So long as the terms of this Agreement are followed and all payments are made in a timely manner, Pan American is free to advance The Property at a rate consistent with business conditions and with its strategic goals.

3. Pan American has the option (assuming it is a listed publicly traded company) upon the First Anniversary of this agreement and thereafter to pay up to 25% of its annual option payment with shares of its own stock having a valuation equal to one half the average daily close of the previous 30 trading days. (For example, if the stock maintained an average daily close of $1.00 per share over the previous 30 trading days, Nevada would credit $0.50 per share against as much as 25% of the payment due on any option anniversary from the First Anniversary forward.)

4. Pan American agrees to advance The Property through "Bankable Feasibility" in order to secure its 60% earn-in and establish a Joint Venture between Pan American and Nevada using the Rocky Mountain Joint Venture Agreement Form 5.

5. Upon "Bankable Feasibility", Pan American and Nevada will enter a formal Joint Venture agreement and share the expense of operating the property based upon their ownership interest.

a. Should either company be unwilling or unable to participate in said expense of operating the property, the non-participating company shall be diluted according to a formula consistent with standard practice within the mining industry.

b. However, should Nevada choose to be diluted, a 1% NSR increment will be added to its initial 2% NSR for each 20% of Nevada's operating interest forfeited. Should Nevada become fully diluted under this formula, it would retain a 4% NSR in The Property.

c. Should Nevada, at any time, opt to sell its interest in The Property, Pan American will be granted a 60-day "first-right-of-refusal" to match Nevada's offer.

6. At a minimum, Nevada will retain a 2% NSR on The Property against which the cash portion of any annual option payments made by Pan American will be deducted prior to NSR payments. NSR payments may be taken in cash or "in kind" solely at Nevada's option. The choice of payment type must be declared by Nevada at least six months prior to the NSR payment(s) affected.

7. Nevada maintains a 1 mile area of influence around The Property as it is presently defined by Nevada's existing claims. Any claims added within this area of influence by Nevada during the term of this agreement will become part of this agreement at the sole option of Pan American. Any claims added by Pan American within the one mile area of influence will become subject to the terms and conditions of this agreement. In either case, the area of influence held by Nevada will not increase from its original size.

8. Nevada, at its sole expense, will prepare all documents and file all newly located claims on The Property within 30 days of the initiation of this agreement.

9. Nevada, at its sole expense, will have the title to its claims reviewed by Richard W. Harris (Nevada's attorney) resulting in a formal Title Report followed by a Title Opinion fully backed by Harris' professional liability insurance. The Title Opinion be completed within 90 days of the initiation of this Agreement.

10. All factual data acquired by Pan American will be made available to Nevada and at Nevada's expense on a reasonable basis.

11. In the event of any disputes between Nevada and Pan American arising from this agreement or a possible Joint Venture Agreement in the future, both companies to submit to binding arbitration in the State of Nevada. Each party's share of payment for such arbitration will be set by the arbitration process.

12. Should, for any reason, this Agreement or the Joint Venture Agreement to follow be terminated, Pan American will make all factual data available to Nevada. Any direct costs incurred by Pan American for the transfer of said data will be covered by Nevada.

Agreed to this 9th day of December, 2003:

/s/ William B. Henderson
William B. Henderson, Manager
Nevada Sunrise, LLC

/s/ J. Graham Douglas
J. Graham Douglas, President
Pan American Gold Corporation